UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 18, 2018

FLUIDIGM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 266-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Retention Bonus Exchange Program

As disclosed in our Current Report on Form 8-K filed on February 10, 2017, we previously implemented a company-wide retention bonus incentive program in which our executive officers at the time also participated. The bonus program provides for the payment of cash bonuses to program participants who were employees at the time the plan was implemented and who remain with Fluidigm through January 1, 2019. On September 18, 2018, the compensation committee of our board of directors approved an exchange program for our executive officers and for employees resident in the United States and Canada who are retention bonus program participants. In the exchange program, eligible participants may elect to surrender their right to receive a cash bonus in exchange for fully vested restricted stock units issued under our 2011 Equity Incentive Plan on the terms described below. Among other reasons, our compensation committee adopted the exchange program to encourage employee stock ownership and to effectively manage cash resources.

In connection with the bonus exchange program, each eligible employee may elect to exchange 25%, 50%, 75%, or 100% of the retention cash bonus otherwise payable under the terms of the program. Each employee participating in the exchange will receive a number of fully vested restricted stock units equal to the quotient, rounded up to the next whole number, determined by dividing the cash amount of the retention cash bonus that such eligible employee elects to exchange by an amount equal to 85% of the lower of the closing prices of one share of our common stock on the commencement date of the exchange offer (currently expected to be September 20, 2018) or the closing date of the exchange offer (currently expected to be November 5, 2018).

The maximum amount of their retention cash bonus that our named executive officers may exchange is as set forth in the table below. Our chief executive officer did not participate in the cash retention bonus incentive program and is therefore ineligible to participate in the exchange.

Name	Maximum Retention Cash Bonus
Vikram Jog Chief Financial Officer	$138,400
Nicholas Khadder Senior Vice President, General Counsel, and Corporate Secretary	$127,900
Mai-Chan (Grace) Yow Executive Vice President, Worldwide Manufacturing	$76,300
Steven C. McPhail Chief Commercial Officer	$102,800

The aggregate cash bonus amount eligible for exchange in this program is approximately $4,747,500.

We reserve the authority, in our sole discretion, to reduce the amount of fully vested restricted stock units issuable to eligible employees participating in the exchange based on factors relating to our plan reserves and equity compensation budgets. If we elect to reduce the number of fully vested restricted stock units issuable in connection with the exchange, then any amounts not so exchanged will be paid in cash under the original terms of the program.

A copy of the form of retention bonus exchange letter for purposes of the exchange is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the foregoing discussion of the bonus exchange program is qualified in its entirety by reference to the form of retention bonus exchange letter. The equity awards granted in connection with the exchange program are subject to the terms and conditions of our 2011 Equity Incentive Plan and the applicable forms of agreement, which have been previously filed with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Form of Retention Bonus Exchange Letter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

Date: September 20, 2018	By:	/s/ Nicholas Khadder
Nicholas Khadder Senior Vice President, General Counsel, and Corporate Secretary